Magyar Bancorp News
400 Somerset St., New Brunswick, NJ 08901
732.342.7600


        Magyar Bancorp Appoints John S. Fitzgerald to Board of Directors

New Brunswick, NJ--June 2, 2010--The Magyar Bancorp Board of Directors announced today that it has appointed John S. Fitzgerald to the Board of Directors of the Company, effective May 27, 2010. Mr. Fitzgerald was also appointed to the Board of Magyar Bank, the Company's principal operating subsidiary. As previously announced, Mr. Fitzgerald was named President and Chief Executive Officer of Magyar Bancorp and Magyar Bank on May 27, 2010.

The Board also increased the size of the Board from seven members to eight in appointing Mr. Fitzgerald, who will serve as a Director until the next annual meeting of shareholders. Mr. Fitzgerald will not receive any compensation for his service as a member of the Board of Directors of Magyar Bancorp, Inc. or Magyar Bank.

About Magyar Bancorp

Magyar Bancorp (NASDAQ: MGYR) is the parent company of Magyar Bank, a $550 million asset community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services, and today Magyar operates five branch locations in Branchburg New Brunswick, North Brunswick, and South Brunswick. Visit Magyar online at www.magbank.com.

Contact: John Reissner, Vice President, Marketing Director, 732.214.2083